EXHIBIT 5


                             November 9, 2000


Techne Corporation
614 McKinley Place N.E.
Minneapolis, Minnesota  55413

	Re:  Registration Statement on Form S-8

Ladies/Gentlemen:

	In connection with the original registration by Techne Corporation (the "Company") on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") of options and an aggregate of 1,500,000 shares (the "Shares") of Common Stock issuable pursuant to the Company's 1997 Incentive Stock Option Plan and 1998 Nonqualified Stock Option Plan (the "Plans"), and for the purpose of rendering this opinion, I have reviewed copies of the following:

        1.  The Company's Articles of Incorporation, as amended.

        2.  The Company's Bylaws, as amended.

        3. Certain corporate resolutions adopted by the Board of Directors and shareholders of the Company pertaining to the adoption and approval of the Plans and the increase in the number of shares reserved for issuance thereunder.

        4.  The Plans.

        5.  The Registration Statement.

	Based on, and subject to, the foregoing, it is my opinion as of this date that:

        1. The Shares are validly authorized by the Company's Articles of Incorporation, as amended.

        2. Upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

	I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,


                                 /s/ Timothy M. Heaney
                                 Vice President and General Counsel